SCHEDULE 14C INFORMATION

Information Statement Pursuant To Section 14(c)
of the Securities Exchange Act 1934

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Pacific Select Fund
(Name of Registrant as Specified In Its Charter)
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PACIFIC SELECT FUND

SMALL-CAP VALUE PORTFOLIO

INFORMATION STATEMENT DATED FEBRUARY 10, 2020

This document (“Information Statement”) provides information concerning a new sub-advisory agreement for the Small-Cap Value Portfolio and is being sent on or about February 10, 2020 to the shareholders of record as of February 7, 2020.

We are not asking you for a proxy, and you are requested not to send us a proxy.

I.                                      Introduction and Background

The Pacific Select Fund (the “Trust”) Board of Trustees (the “Board” or “Trustees”) approved a new sub-advisory agreement with AllianceBernstein L.P. (“AB”), the sub-adviser to the Small-Cap Value Portfolio (the “Fund”), in connection with changes to the ownership of AB. The changes to the ownership of AB constituted a change of control under the Investment Company Act of 1940, as amended (the “1940 Act”), which resulted in the automatic termination of the sub-advisory agreement with AB. In anticipation of the changes to AB’s ownership, at an in-person meeting on December 12, 2018, based upon a recommendation from the investment adviser to the Fund, Pacific Life Fund Advisors LLC (“PLFA”), the Board, including all of the Trustees who are not “interested persons”, as that term is defined in the 1940 Act (“Independent Trustees”), approved a new sub-advisory agreement with AB for the Fund (the “New Agreement”) effective upon the date the change of control of AB became effective.

Under the 1940 Act, a new sub-advisory agreement generally requires shareholder approval; however, pursuant to an exemptive order issued to Pacific Life Insurance Company (“Pacific Life”) by the U.S. Securities and Exchange Commission (“SEC”) on October 13, 1999 and relied upon by the Trust and PLFA, PLFA and the Trust can hire, terminate, and replace, as applicable, sub-advisers and enter into new sub-advisory agreements without shareholder approval in accordance with the requirements of the exemptive order (except, as a general matter, for sub-advisers affiliated with PLFA). The information contained herein is being provided pursuant to the requirements of the exemptive order.

II.                                Board Consideration of the New Sub-Advisory Agreement

At its in-person meeting on December 12, 2018, the Trustees considered that AB sub-advised the Small-Cap Value Portfolio pursuant to a sub-advisory agreement dated May 1, 2014 (the “Current Agreement”), and that they were being asked to evaluate the New Agreement in light of AXA S.A. (“AXA”), AB’s indirect parent, publicly disclosing that it was in the process of divesting its ownership interest in AXA Equitable Holdings, Inc. (“Equitable”), the indirect parent of AllianceBernstein Corporation, which is the general partner of AB. Upon the closing of the sale, AXA’s ownership of Equitable would decrease to less than 25% of Equitable’s outstanding shares, the threshold for control ownership. This change of control would be deemed an “assignment” of the Current Agreement under Section 2(a)(4) of the 1940 Act and Rule 2a-6 thereunder, resulting in an automatic termination of the Current Agreement.

The New Agreement, in the form presented to the Board together with any non-material changes that any officer of the Trust, in consultation with the Trust’s General Counsel, deemed appropriate, was approved effective on the date of the change of control event relating to the divestiture, so long as no other single person or group acting together purchased more than 25% of the Equitable shares or was determined to otherwise gain control, and no later than the date of the change of control event, AB informed the Trust of the occurrence of the change of control event and provided reasonable assurances that there were not expected to be any material changes to the nature, quality and extent of the services to be provided by AB as sub-adviser to the Fund, upon the termination by assignment of the Current Agreement or on a date to be determined by any officer of the Trust.

In evaluating the New Agreement, the Board, including all the Independent Trustees, considered the following factors, among others:

A.                                                         Nature, Extent and Quality of Services

The Trustees considered the benefits to shareholders of retaining AB and approving the New Agreement, particularly in light of the nature, extent, and quality of the services that have been provided by AB. The Trustees considered the services provided by AB in rendering investment management services to the Fund. The Trustees considered that AB is responsible for identifying investments for the Fund and determining when and what securities, cash and/or other investments to purchase, retain, or sell for the Fund. The Trustees also considered that AB is responsible for evaluating and voting proxies for portfolio holdings of the Fund. The Trustees considered the quality of the portfolio management services which have benefited and should continue to benefit the Fund and its shareholders, the organizational depth and resources of AB, including the background and experience of AB’s management personnel, and the expertise of AB’s portfolio management team, as well as the investment methodology used by AB. The Trustees also considered that AB provides PLFA with information that assists PLFA in performing its oversight role, including information about AB’s compliance program.

The Board concluded that it was satisfied with the nature, extent and quality of the investment management services provided by AB.

B.                                                          Investment Results

The Trustees considered the investment results of the Fund in light of its objective, strategies and market conditions. The Trustees compared the Fund’s total returns with the total returns of a group of appropriate peer funds (each a “Selected Performance Peer Group”), which were selected by an independent consultant (the “Independent Consultant”) using data from third-party data vendor Morningstar, and the Trustees reviewed a description of the Independent Consultant’s methodology for selecting the peer funds in each Selected Performance Peer Group. In addition, the Trustees compared the Fund’s total returns with the total returns of the Fund’s broad-based market index (the “primary benchmark”).

The information provided to the Trustees included the Fund’s performance record for the one-, three-, five- and ten-year periods ended September 30, 2018 compared to the primary benchmark and Selected Performance Peer Group. The Trustees placed greater emphasis on the Fund’s performance against peers as opposed to the benchmark index.

In considering the Fund’s investment results, the Board placed greater emphasis on the Fund’s longer-term performance track record rather than shorter-term performance. The Board also took into account that the Fund’s track record is measured as of a specific date, and that track records can vary as of different measurement dates. Therefore, the Trustees also considered the broader perspective of the Fund’s performance over varying time periods, the market conditions experienced during the periods under review, as well as the outlook for the Fund going forward in light of expected future market conditions. The Board took into account that AB was only responsible for certain portions of the Fund’s performance record. The Trustees discussed with PLFA the fact that certain periods of underperformance may be transitory while other periods of underperformance may be reflective of broader issues that may warrant consideration of corrective action. The Trustees discussed the Fund with representatives of PLFA, including an assessment of the approach used by AB, and the approach used by PLFA, as well as the oversight and monitoring by PLFA as the investment adviser, to gain an understanding of underperformance and to assess whether any actions would be appropriate. In addition, the Board considered any specific actions that AB has taken, or agreed to take, to enhance the investment performance of the Fund, and the results of those actions. In reviewing the performance of the Fund, the Board took into account, among other things, the Fund’s performance track record. A summary of the Fund’s track record is provided below.

The Fund: (1) underperformed its Selected Performance Peer Group median for the one-year period and outperformed for the three-, five- and ten-year periods; (2) underperformed its primary benchmark for the one- and three-year periods and outperformed for the five- and ten-year periods; and (3) is ranked in the third quintile of its Selected Performance Peer Group for the one- and five-year periods and the second quintile for the three- and ten-year periods. In evaluating the performance of the Fund, the Board also considered that AB co-managed the Fund with another firm from May 2014 to October 2015 and since October 2015 has been the sole sub-adviser, and that prior to May 2014 another firm managed the Fund.

The Trustees noted that the Fund continues to deliver the investment style as disclosed to shareholders. The Board concluded that PLFA’s record in managing the Fund indicates that the approval of the New Agreement will benefit the Fund and its shareholders.

C.                                                         Sub-Advisory Fees

The Trustees requested, received and reviewed information from PLFA relating to the sub-advisory fees paid by PLFA, including the portion of the advisory fees paid to AB as compared to the portion retained by PLFA. The Trustees considered the nature and quality of the services provided by AB. The Independent Trustees also requested and reviewed information from the Independent Consultant along with the Independent Consultant’s analysis of sub-advisory fees. The Trustees reviewed the sub-advisory fees of the Fund.

The Trustees also considered information from AB regarding the comparative sub-advisory fees charged under other investment advisory contracts for similarly managed accounts, such as contracts of AB with other similarly managed registered investment companies or other types of clients. The Trustees noted that in many cases there were differences in the level of services provided to the Fund by AB and that the level of services provided by AB on these other accounts differed due to the nature of the accounts or because there were other reasons to support the difference in fees, such as an affiliation between AB and the account. These differences often explained variations in fee schedules. The Trustees were mindful that, with regard to the Fund, the fee rates were the result of arms’ length negotiations between PLFA and AB, and that any sub-advisory fees are paid by PLFA and are not paid directly by the Fund.

The Board concluded that the sub-advisory fees of the Fund were fair and reasonable.

D.                                                         Costs, Level of Profits and Economies of Scale

The Trustees reviewed information provided by AB regarding its costs in managing the Fund and its profitability from the Fund. The Trustees considered the organizational strengths of AB and its ability to attract and retain investment personnel over time and to sustain the staffing of investment teams that provide services to the Fund.

The Trustees noted any assessment of AB’s costs and the profitability would involve assumptions regarding AB’s expense allocation policies, capital structure, cost of capital, business mix and other factors. Accordingly, the Trustees considered the data described above in light of the arms’ length nature of the relationship between PLFA and AB with respect to the negotiation of fund sub-advisory fees and the fact that such fees are paid by PLFA.

Economies of Scale. The Trustees noted and considered the extent to which economies of scale are realized by AB as the Fund grows. The Independent Trustees requested and reviewed an analysis provided by the Independent Consultant of the asset-based breakpoint schedule for the Fund. The Independent Trustees noted that the breakpoints offer potential savings to shareholders of the Fund.

E.                                                          Ancillary Benefits

The Trustees requested and received from AB information concerning other benefits received by AB and its affiliates as a result of its relationship with the Fund, including commissions paid to broker-dealers affiliated with AB and the use of soft-dollars by AB. The Trustees considered information concerning other significant economic relations between AB and its affiliates and with PLFA and its affiliates and noted PLFA’s processes and procedures to identify and disclose such relationships and any potential conflicts of interest to the Board. The Trustees also considered AB’s strong practices and procedures with regard to managing conflicts of interest and ensuring that such conflicts do not prevent AB from acting in the best interests of the Fund and its shareholders.

The Board concluded that such benefits were consistent with those generally derived by investment advisers to mutual funds or were otherwise not unusual.

F.                                                           Conclusion

Based on their review, including the consideration of each of the factors referred to above, the Board found that: (i) the New Agreement is in the best interests of the Fund and its shareholders; and (ii) the compensation payable under the New Agreement is fair and reasonable. No single factor was determinative of the Board’s findings, but rather the Trustees based their determination on the total mix of information available to them.

On November 7, 2019, AXA publicly announced the sale of its shares of common stock of Equitable to Goldman Sachs as the sole underwriter in a registered public offering of those shares. This offering closed on November 13, 2019 (the “Closing Date”). The sale decreased AXA’s ownership of Equitable to less than 25% of Equitable’s outstanding shares, the threshold for control ownership and therefore the change in control became effective. Accordingly, the Current Agreement was terminated as of the Closing Date. On November 10, 2019, AB informed PLFA of the change of control event and confirmed it had satisfied the conditions prescribed by the Board in order for the New Agreement to become effective as of the Closing Date.

III.                          The New Sub-Advisory Agreement

The New Agreement is identical to the Current Agreement with AB except for the effective date. AB, subject to the supervision of PLFA, provides a continuous investment program for the Fund and determines the composition of the assets of the Fund, including the evaluation, investment, purchases and/or sales and reinvestment of the assets in accordance with the Fund’s investment goals, strategies, policies and restrictions. AB bears all expenses incurred by it and its staff with respect to all activities in connection with the performance of sub-advisory services under the New Agreement. The Fund is responsible for all of its respective expenses not specifically assumed by AB under the New Agreement or by PLFA under the Investment Advisory Agreement.

Except as may otherwise be required by the 1940 Act or the rules thereunder or other applicable law or the provisions of the New Agreement, AB, its affiliates and control persons are not subject to any liability for, nor subject to any damages, expenses or losses in connection with, any act or omission connected with or arising out of any services rendered under the New Agreement, except by reason of AB’s willful misfeasance, bad faith or gross negligence in the performance of its duties, or by reason of reckless disregard of AB’s obligations and duties under the New Agreement.

The New Agreement became effective on November 13, 2019 and will continue until December 31, 2020, the time of the next annually scheduled consideration of the New Agreement under Section 15 of the 1940 Act, and will continue from year to year thereafter, subject to approval annually by the Board or by the shareholders of the Fund and also, in either event, approval of a majority of the Independent Trustees. The New Agreement may be terminated without penalty at any time by any of the parties upon 60 days’ prior written notice to the other parties, and will terminate automatically in the event of its assignment as determined under the 1940 Act and any rules adopted by the SEC thereunder.

There was no change to the advisory fee rate payable by the Fund to PLFA in connection with the New Agreement. Additionally, there was no change to the sub-advisory fee rate payable by PLFA to AB in connection with the New Agreement. The fee rate under the New Agreement is shown below:

Small-Cap Value Portfolio1

0.400% on the first $500 million

0.350% on net assets over $500 million

1 When determining breakpoint rates under the New Agreement, the average daily net assets of the Fund will be aggregated with the average daily net assets of the PF Small-Cap Value Fund, a series of Pacific Funds Series Trust. The Fund’s assets will only be combined while AB is managing both the Fund and the PF Small-Cap Value Fund. Otherwise rates presented above are applied as an annual percentage of the average daily net assets of the Fund only.

The Fund’s sub-advisory fees were paid by PLFA to AB through November 12, 2019, pursuant to the Current Agreement. For the fiscal year ended December 31, 2018, the Fund’s sub-advisory fees paid or owed by PLFA to AB totaled $1,971,869.97. For the Fund’s fiscal year ended December 31, 2018, the Fund did not pay any brokerage commissions to an affiliated broker of AB.

IV.                           Information Regarding AB

AB is a Delaware limited partnership, the majority limited partnership units of which are held, directly and indirectly, by its parent company Equitable, a publicly traded holding company for a diverse group of financial services companies. AllianceBernstein Corporation, an indirect wholly-owned subsidiary of Equitable, is the general partner of both AB and AllianceBernstein Holding L.P., a publicly traded partnership. As of December 31, 2019, AllianceBernstein Holding L.P. owned approximately 36.0% of the issued and outstanding units of AB; and Equitable, with its subsidiaries Alpha Units Holdings, Inc., AXA Equitable Financial Services, LLC, and MONY Life Insurance Company of America, had an approximate 64.0% economic interest in AB (including both the general partnership and limited partnership interests in AllianceBernstein Holding L.P. and AB). As of December 31, 2019, AB’s total assets under management were approximately $623 billion.

The principal place of business for AB, AllianceBernstein Corporation (the general partner of AB), and AllianceBernstein Holding L.P. is located at 1345 Avenue of the Americas, New York, NY 10105. The principal place of business for Equitable, Alpha Units Holdings, Inc., AXA Equitable Financial Services, LLC, and MONY Life Insurance Company of America is located at 1290 Avenue of the Americas, New York, NY 10104.

AB acts as sub-adviser to the following registered investment company, which has a similar investment objective as the Fund.

Fund Name	Net Assets (as of November 29, 2019)	Advisory or Sub-Advisory Fee	Waived/Reduced/ Agreed to Reduce (Yes or No)
PF Small-Cap Value Fund	$61.5 million	0.400% on the first $500 million 0.350% on net assets over $500 million	No

Small-Cap Value – Client A	$140.7 million	0.500%	No

Proprietary Mutual Funds	$378.0 million	0.800%	No

As of November 30, 2019, the principal executive officers and directors of AB, and their principal occupations, are:

Name[1]	Title(s) and Principal Occupation with AB
Seth P. Bernstein	President and Chief Executive Officer
Kate C. Burke	Chief Administrative Officer
Laurence E. Cranch	General Counsel
James A. Gingrich	Chief Operating Officer
John C. Weisenseel	Chief Financial Officer

1The address of Seth P. Bernstein with respect to his position with AB is 1345 Avenue of the Americas, New York, NY 10105. The address of all other individuals listed above with respect to their position with AB is One Nashville Place, 150 4th Avenue North, Nashville, TN 37219.

No Officer or Trustee of the Trust is an officer, director or shareholder of AB (including its affiliates).

Additional Information

Additional information about AB is available in the Trust’s Statement of Additional Information, a copy of which may be obtained by calling the appropriate number set forth below.

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The Trust’s annual report for fiscal year ended December 31, 2019 will be sent to shareholders and may be requested without charge once available by referring to the Trust’s contact information below. The Trust’s annual report for the fiscal year ended December 31, 2018 and the Trust’s semi-annual report for the fiscal half-year ended June 30, 2019 were both previously sent to shareholders and are available upon request without charge by contacting the Trust by:

Email:	PSFdocumentrequest@pacificlife.com

Regular mail:	Pacific Select Fund, P.O. Box 9000, Newport Beach, CA 92660

Express mail:	Pacific Select Fund, 700 Newport Center Drive, Newport Beach, CA 92660

Telephone:	Pacific Life Annuity Contract Owners: 1-800-722-4448
Annuity Financial Advisors: 1-800-722-2333
Pacific Life Insurance Policy Owners: 1-800-347-7787
PL&A Annuity Contract Owners: 1-800-748-6907
PL&A Life Insurance Policy Owners: 1-888-595-6997

Website:	www.PacificLife.com

To help reduce expenses, environmental waste and the volume of mail you receive, only one copy of this Information Statement may be sent to shareholders who share the same household address (“Householding”). You may elect to not participate in Householding by contacting the Trust through one of the methods provided above. If you are not currently participating in Householding, you may elect to do so by writing to the Trust.

The Trust’s investment adviser is PLFA. PLFA and Pacific Life provide administrative services to the Trust. Both are located at 700 Newport Center Drive, Newport Beach, CA 92660.

The Trust’s distributor is Pacific Select Distributors, LLC, 700 Newport Center Drive, P.O. Box 9000, Newport Beach, CA 92660.

PLEASE RETAIN THIS INFORMATION STATEMENT FOR FUTURE REFERENCE

15-50381-00

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